Exhibit 10.1

Rambus Inc.

4453 North First Street, Suite 100

San Jose, CA 95134

408-462-8000

rambus.com

March 27, 2026

Personal and Confidential

Sumeet Gagneja

Delivered via email

Dear Sumeet:

We are pleased to offer you a position with Rambus or one of its affiliates or subsidiaries (the “Company” or “Rambus”) as a Sr. Vice President and Chief Financial Officer. This letter will confirm the terms of your employment with the Company as follows:

Your starting base salary will be $19,791.67 semi-monthly, which over a full year would equal $475,000.08 (subject to the usual, required withholdings). You will also have a target bonus of 75% annually so long as you are an employee with the Company on the bonus payout date (as stated in the Corporate Incentive Plan). You will be classified as an exempt employee, reporting to Luc Seraphin, President and Chief Executive Officer. You will be eligible for Rambus’ standard benefits package including insurance and flex time-off.

You will also receive a hiring bonus of $300,000.00 which will be payable within 30 days of your start date. If you voluntarily terminate employment with Rambus for any reason within two years of receiving the hiring bonus payment, you will be required to repay the full amount of the hiring bonus payment received to the Company.

The Base Salary, Bonus and Hiring Bonus will be paid in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.

Rambus will grant you an award with a present value of $1,625,000.00 (USD) of Restricted Stock Units (“RSUs”) after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus (“Grant Date”). The RSUs will vest annually in four equal installments of 25% each year for the four years following the date of the grant. The actual vesting schedule will be included when you receive your grant paperwork.

Rambus will also grant you an award with a present value of $3,000,000.00 (USD) of Restricted Stock Units (“RSUs”) after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus (“Grant Date”). This one-time, RSU grant will vest annually in two equal installments of 50% each year for two years following the date of the grant. The actual vesting schedule will be included when you receive your grant paperwork.

Additionally, Rambus will grant you an award with a present value of $1,625,000.00 (USD) of Performance Stock Units (“PSUs”) after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus. The PSUs are eligible to vest upon the completion of the performance period or as otherwise provided in the award agreement. The performance units vest solely based upon the Company’s relative TSR to the TSR of the SOX semiconductor index companies, excluding certain companies from that index focused on equipment and systems used in the production of semiconductors.

Enclosed is a copy of our Employment, Confidential Information, and Invention Assignment Agreement. This document assigns rights to all inventions to Rambus and requires you to keep confidential all matters regarding Rambus technology and business relationships until Rambus has made such information public. Please read, sign, and return this agreement on your first day of work.

Also enclosed is a copy of our Insider Trading Policy and Code of Business Conduct and Ethics. Please review, sign the acknowledgment form, and return on your first day of work.

For purposes of federal immigration law, you will be required to provide to Rambus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or your employment may be terminated. Please bring the appropriate documents on your first day of employment.

If you choose to accept this offer, your employment with Rambus will be voluntarily entered into and will be for no specified period. As a result, you will be an “at-will” employee and will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Rambus will have a similar right and may conclude its employment relationship with you at any time, with or without cause or reason. In addition, the company has the sole right to take any personnel action (i.e., change your status, benefits, salary, and reporting structure) at any time, with or without advance notice, with or without cause, for any lawful reason.

You may accept this offer electronically. We will expect a reply from you no later than March 31, 2026, after which this offer will be closed. Please retain an extra copy of this letter for your personal records.

This offer replaces any existing and previously communicated or executed offer letters, expressed or implied agreements and is contingent upon the satisfactory background verification of criminal, education, employment, and reference check(s).

Sumeet, I know you can do a great job for us. I believe Rambus is an excellent company that can provide you with a continuing challenge and opportunity for personal growth.

I look forward to working with you.

Sincerely,

/s/ Cliff Burnette
Cliff Burnette
Senior VP and Chief Human Resources Officer
Rambus Inc.

I have read and accept the above:

/s/ Sumeet Gagneja March 31, 2026
Name Date

Proposed Start Date:

May 4, 2026
Date